Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in registration statements (Form S-8 No. 333-228197 and No. 333-190976) pertaining to Federal Signal Corporation of our report dated June 26, 2023, relating to the statement of net assets available for benefits of Federal Signal Corporation Retirement Savings Plan as of December 31, 2022, the related statement of changes in net assets available for benefits for the year then ended, and the related December 31, 2022 supplemental schedule of assets (held at end of year), included in this Annual Report on Form 11-K of Federal Signal Corporation Retirement Savings Plan for the year ended December 31, 2022.

/s/ REHMANN ROBSON LLC
Grand Rapids, Michigan
June 26, 2023